Exhibit 99.1

TMT Acquisition Corp Merger Partner, eLong Power Holding Limited, Received RMB480 Million (Approximately US$66 Million) Purchase Order for 600MWh Lithium Battery Energy Storage System

Business Combination anticipated to close in the second half of 2024; battery storage delivery expected by October 31, 2024

NEW YORK, N.Y. and Ganzhou, China, June 24, 2024 – The merger partner of TMT Acquisition Corp (“TMTC”) (NASDAQ: TMTCU), a publicly traded special purpose acquisition company (SPAC), eLong Power Holding Limited (“eLong Power”), a provider of high power battery technologies for commercial and specialty vehicles and energy storage systems, announced that its wholly-owned subsidiary has signed a supply contract for energy storage systems valued at RMB480 million (approximately US$66 million). The execution of this supply contract follows a strategic partnership agreement signed last year with a major general contractor in the Chinese energy construction industry. The contract is for a 600MWh lithium battery storage system to be installed for a municipal project in Shandong province, China, with delivery expected by October 31, 2024. The contract contains provisions for an advance payment of 30% of the total contract price 3 months prior to shipment, an additional 60% within 7 business days after product delivery and installation with the 10% balance subject to product quality assurances for a year thereafter. Additionally, the contract contains penalties for late delivery by eLong Power and late payments by the buyer, as well as protections for eLong Power in the case of unilateral termination by the buyer.

eLong Power has been dedicated to the development of high-power batteries since 2014, accumulating extensive technical experience and establishing a broad customer base in the lithium battery application field. The charging rate of the fast-charging batteries has been elevated from an initial 1-2C to 6C. The Company’s latest generation of high-power batteries can reach an 80% charge within 9 minutes. In 2023, eLong Power entered the energy storage market with its advanced BMS, EMS, and PCS technologies and platforms with a focus on developing and manufacturing high-safety, high-capacity, and long-life semi-solid-state batteries. This order is eLong Power’s first significant binding sales contract in the large-scale energy storage market to date. It showcases confidence from significant customers in eLong Power’s lithium battery energy storage systems and is expected to have a positive impact on the company’s future market expansion.

The electrochemical energy storage market, primarily driven by lithium-ion batteries, has experienced rapid growth, with its market share increasing from less than 1% in 2017 to approximately 20% in 2022. It has been growing rapidly, offering flexibility and cost effectiveness. According to an industry report from Frost & Sullivan, with the support of government policies worldwide and the development of energy storage technologies, the global installed capacity of advanced electrochemical energy storage is expected to increase from 69GWh in 2022 to 652GWh in 2027, with a compound annual growth rate of 56.7%. This fast-growing trend is underpinned by several industry and policy tailwinds, namely: i) the growing adoption of green energy such as wind, solar, and hydropower, which created significant opportunities for companies like eLong Power; ii) the decrease in the cost of renewable energy; and iii) favorable national and local mandates, policies and incentives in the People’s Republic of China. With its high power battery technologies, eLong Power also believes it is poised to capitalize on a large and rapidly growing global commercial EV market that is projected to grow from US$11.3 billion in 2023 to approximately US$54.3 billion in 2030, representing a CAGR of 29.9%.1

1. Estimates based on report by Market Research Future

TMTC AND ELONG POWER COMMENTS

eLong Power’s CEO, Xiaodan Liu, said, “We’ve had a terrific start in 2024. We have several new orders currently in progress and expected to be signed in the coming two months. We believe that the purchase orders will provide an additional growth driver for us and we are excited to make an impact and power the world with more clean and sustainable energy.”

DJ Guo, Chairman and CEO of TMTC said, “We are excited to that see eLong Power has secured a substantial purchase order. This significant milestone validates our decision to merge and demonstrates the combined entity’s potential to deliver long-term value to the shareholders. We look forward to supporting eLong Power’s continued success and realizing the full potential of the anticipated merger.”

PROPOSED BUSINESS COMBINATION OVERVIEW

TMTC and eLong Power entered into a definitive business combination agreement, dated December 1, 2023, as amended on February 29, 2024, that will result in eLong Power becoming a publicly traded company. Huizhou Yipeng Energy Technology Co., Ltd. (“Yipeng Huizhou”, together with eLong Power, the “Company”) is the operating entity of eLong Power. The transaction has been approved by the Board of Directors of both companies and is expected to close in the second half of 2024.

The business combination transaction with TMTC is expected to provide eLong Power with access to the U.S. public equity markets and thereby accelerate its business expansion and position eLong Power to explore additional growth and value creating opportunities.

IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION AND WHERE TO FIND IT

In connection with the proposed business combination, eLong Power intends to file a registration statement on Form F-4 that will include a proxy statement of TMTC and a prospectus of eLong Power. The proxy statement/prospectus will be sent to all TMTC shareholders. Before making any voting decision, securities holders of TMTC are urged to read the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination and the parties to the proposed business combination.

Investors and securities holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by TMTC through the website maintained by the SEC at www.sec.gov. The documents filed by TMTC may be obtained free of charge by written request to TMT Acquisition Corporation, 420 Lexington Avenue, Suite 2446, New York, New York 10170.

PARTICIPANTS IN THE SOLICITATION

eLong Power and TMTC and certain of their respective directors, executive officers, and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from TMTC’s shareholders in connection with the proposed transaction. Information about TMTC’s directors and executive officers and their ownership of TMTC’s securities is set forth in TMTC’s filings with the SEC, including TMTC’s final prospectus of March 27, 2023, in connection with TMTC’s initial public offering and its Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2024. To the extent that holdings of TMTC’s securities have changed since the amounts printed in TMTC’s final prospectus of March 27, 2023, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus when it becomes available. Shareholders, potential investors, and other interested persons in respect of eLong Power and TMTC should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

About eLong Power

eLong Power Holding Limited, a Cayman Islands exempted company, is committed to the research and development, manufacturing, sales and service of high-power lithium-ion batteries for electric vehicles and construction machinery, as well as large-capacity, long-cycle lithium-ion batteries for energy storage systems. Elong is led by Ms. Xiaodan Liu, Elong’s Chairwoman and CEO.

eLong Power has a comprehensive product and technology system that includes battery cells, modules, system integration, and battery management system development, based on high-power lithium-ion batteries and battery system products for long-cycle energy storage devices. eLong Power offers advanced energy applications and full lifecycle services. Its product portfolio includes products utilizing lithium manganese oxide and lithium iron phosphate, among others, to meet the needs of high-power applications and energy storage applications in various scenarios.

About TMT Acquisition Corp

TMT Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company (SPAC), formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. TMTC is led by Dajiang Guo, Chairman and Chief Executive Officer, and Jichuan Yang, Chief Financial Officer, who are growth-oriented executives with a long track record of value creation across industries.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the products offered by eLong Power and the markets in which it operates, and eLong Power’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: Such statements are made based on our expectations and beliefs concerning future events impacting eLong Power. You can identify these statements by the fact that they use words such as “believe,” “anticipate,” “estimate,” “expect,” “plan,” “would,” “should,” and “may” and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: the risk that the transaction may not be completed by TMTC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by TMTC; the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the business combination agreement by the shareholders of TMTC; the satisfaction of the minimum net tangible assets amount following redemptions by TMTC’s public shareholders; the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; the effect of the announcement or pendency of the transaction on eLong Power’s business relationships, performance, and business generally; risks that the proposed business combination disrupts current plans or operations of eLong Power; the outcome of any legal proceedings that may be instituted against eLong Power or TMTC related to the business combination agreement or the proposed business combination; the ability to maintain the listing of TMTC’s securities (which would be eLong Power Inc. securities) on Nasdaq after the closing of the transaction; after the closing of the transaction, the price of eLong Power Inc.’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which eLong Power Inc. will operate, variations in performance across competitors, changes in laws and regulations affecting eLong Power Inc.’s business and changes in its capital structure; the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities provided by the business combination; its need for substantial additional funds; the parties’ dependence on third-party suppliers; risks relating to the results of research and development activities, market and other conditions; its ability to attract, integrate, and retain key personnel; risks related to its growth strategy; patent and intellectual property matters; and the parties’ ability to obtain, perform under and maintain financing and strategic agreements and relationships. These risks have been and may be further impacted by Covid-19 and global geopolitical events, such as the war in Ukraine and the Middle East. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding TMTC’s business are described in detail in TMTC’s SEC filings which are available on the SEC’s website at www.sec.gov, including in TMTC’s registration statement on Form S-1 (File No. 333-259879), filed with the SEC and updated by TMTC’s subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and TMTC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

eLong Power Investor Contact:

Shilin Xun

Email: xunshilin@elongpower.com

TMTC Contact

Dajiang Guo

Email: dguo@tmtacquisitioncorp.com

347-627-0058